UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2007

FREEDOM FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51286	43-1647559
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3058 East Elm Street, Springfield, MO 65802
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (417) 866-6600

____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2007, Freedom Financial Group, Inc. (the "Company") received the resignation of Mr. James K. Browne.  Per the resignation, which was effective August 1, 2007, Mr. Browne resigned as an officer, director and employee of the Company's wholly-owned subsidiary, T.C.G. - The Credit Group Inc. ("TCG"), and as an officer of the Company.  Concurrent with the Company's receipt of the resignation, the Company entered into a severance agreement with Mr. Browne. The terms of the severance agreement call for (1) the Company to make payments to Mr. Browne totaling approximately $125,000; (2) the return to the Company of 139,458 shares of the Company's common stock currently held by Mr. Browne; and (3) the full and final release by Mr. Browne of any and all claims he has or may have against the Company.

Ms. Erin Fraser, the Manager of Credit and Administration of TCG since September 2002, has assumed, on an interim basis, the duties previously performed by Mr. Browne. Ms. Fraser has indicated her willingness to serve as a member of the Board of Directors of TCG and the Company expects to formally appoint her to such position within the next 30 days.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEDOM FINANCIAL GROUP, INC.
Date: August 9, 2007	By: /s/ Jerald L. Fenstermaker President and Chief Executive Officer